Exhibit 99.1

Federal-Mogul Reports Strong Q4 2010 and Full-Year Results

2010 Full-Year Global Sales Increase of 17%, EBITDA Growth of 33% and Significant Net Income Increase to $161 Million

SOUTHFIELD, Mich., Feb. 23, 2011 /PRNewswire/ -- Federal-Mogul Corporation (Nasdaq: FDML) today reported higher sales, gross margin, net income and EBITDA for Q4 and full-year 2010.  The company's sales in Q4 increased $180 million to $1.6 billion with growth in all business segments and all markets, led by a 20% OE and 12% U.S. aftermarket sales increase versus Q4 2009.   Full-year revenue of $6.2 billion represents an increase of $889 million or 17%, driven by a 32% constant-dollar increase in sales to original equipment customers and a 2% increase in global aftermarket revenue, before the impact of Venezuelan currency restrictions.  Gross margin of more than $1 billion in 2010, an improvement of $215 million or 27%, and EBITDA of $671 million, an improvement of $168 million or 33%, was the result of increased sales and higher conversion of incremental revenue to profit.  The company's net income in the fourth quarter was $45 million or $0.45 per share, beating analyst consensus estimates.  Net income for 2010 was $161 million, a $206 million dollar improvement compared to full-year 2009.  Cash flow for 2010 remained strong at $231 million before funding $55 million in pension contributions and the $39 million acquisition of the Daros Group.

Financial Summary ($ millions)	Q4 2010	Q4 2009	2010	2009
Net Sales	$1,588	$1,408	$6,219	$5,330

Gross Margin	240	225	1,007	792
pct. of sales	15.1%	16.0%	16.2%	14.9%

SG&A	(168)	(164)	(684)	(690)
pct. of sales	10.6%	11.6%	11.0%	12.9%

Net Income (loss) attributable to Federal-Mogul	45	43	161	(45)

Earnings (loss) Per Share in dollars, diluted EPS	.45	.43	1.62	(.46)

Operational EBITDA(1)	170	162	671	503
pct. of sales	10.7%	11.5%	10.8%	9.4%

Cash Flow(2)	$69	$251	$137	$173

Cash Flow(2) beforepension & acquisition	$72	$251	$231	$173

Federal-Mogul reported Q4 2010 sales of $1.6 billion versus $1.4 billion in Q4 2009.  All business segments reported year-over-year sales increases and continued to strengthen the company's market position in the fast-growing BRIC markets.  The company further diversified its global sales base in Q4 with revenue coming from markets outside the U.S., Canada and Europe representing 19% of total revenue versus 17% during the same period in 2009.

Annual sales increased by $889 million, or 17%, to more than $6.2 billion in 2010 compared to $5.3 billion in 2009, demonstrating strong customer demand for Federal-Mogul's leading products that improve fuel economy, reduce emissions and enhance vehicle safety.  The company's sales improved in all business segments and core markets for 2010 versus 2009.

The company's 2010 global OE constant dollar sales growth was 32% in light and commercial vehicle markets.  Sales in the U.S. in 2010 were up 41%, while in Europe, Federal-Mogul's OE sales increased by 23%.  Federal-Mogul OE sales in the BRIC markets increased 44% with sales in China up 60%, India up 28%, Russia up 226% and Brazil up 22%.

The company's global aftermarket sales grew 2% in 2010, excluding reduced sales in Venezuela due to currency restrictions.  Total aftermarket sales in North America were higher by 1% in 2010, and 10% during Q4, while in Europe sales were up 9% in 2010 and 12% for Q4 2010.  In the BRIC markets, Federal-Mogul aftermarket sales in full-year 2010 increased 10% with China up 18%, India up 9%, and Russia up 31%. The company in Q4 introduced new braking, suspension and filtration product lines, expanding the product offerings in its Wagner®, MOOG® and Champion® brands.  Federal-Mogul also expanded aftermarket sales and distribution channels in 2010, especially in BRIC markets where the high automotive market growth rates are creating an expanded car parc and therefore new aftermarket growth opportunities.

Gross margin in 2010 was more than $1 billion or 16.2% of sales, a $215 million or 27% improvement over the same period of 2009. Federal-Mogul's higher gross margin demonstrates the company's ability to respond to higher demand by leveraging its lean infrastructure. Gross margin was $240 million in Q4 2010, a $15 million improvement versus $225 million in the same period of 2009.

The company reported improved Q4 net income of $45 million or $0.45 earnings per share (EPS), up from $43 million or $0.43 EPS in Q4 2009. The company's net income in 2010 rose significantly to $161 million or $1.62 earnings per share versus a loss of $(45) million for 2009, an improvement of $206 million, with the impact of improved sales and higher conversion of incremental revenue into profit through efficient cost structure management.

Operational EBITDA in Q4 was $170 million versus $162 million in the same period of 2009.  Full-year operational EBITDA increased by $168 million or 33% to $671 million or 11% of sales versus $503 million or 9% of sales in full-year 2009.  The company's EBITDA improvement was driven by stronger volumes and market share gains in all regions combined with higher operating efficiency throughout the company's global business.

Cash flow in 2010 was a very solid $231 million before the company's $55 million pension contributions and $39 million acquisition of the Daros Group, which compares very favorably to full-year 2009 cash flow of $173 million.  The company generated strong cash flow in every quarter of 2010, while increasing investments in market growth, R&D spending and capital equipment expenditures.

"The strong fourth quarter and full-year 2010 sales and financial performance demonstrate our ability to grow faster than the markets and convert incremental revenue into solid profitability," said President and CEO Jose Maria Alapont.  "The company continued to generate strong cash flow in 2010 which enabled Federal-Mogul to invest in sustainable global profitable growth initiatives to enhance our OE and aftermarket portfolio through internal development and acquisitions, while also funding pension obligations," he explained.

Selling, general and administrative (SG&A) expenses further improved to 10.6% of sales in Q4, demonstrating the efficiency of the company's lean SG&A structure.  Full-year SG&A expenses improved to 11.0% of sales in 2010 from 12.9% of sales in 2009.  This helped to off-set additional investment in research and product development to address current market challenges in fuel efficiency, emissions reduction and vehicle safety without increasing SG&A as a percent of sales.

The company continued to introduce new products in 2010 with multiple leading technologies designed to improve fuel economy and reduce emissions by enhancing power cylinder efficiency, enabling higher operating loads and enhancing vehicle performance and safety.  Notable examples include the PACE™ award-winning DuraBowl™ piston, plus EcoTough®-coated pistons, LKZ™ piston rings, MicroTorq™ shaft seals, IROX™ engine bearings and many others.  The company's technology pipeline continues to deliver leading innovations, for example, the all-new Advanced Corona Ignition System (ACIS), a major breakthrough technology for fuel economy and emissions reduction.

The Federal-Mogul-developed ACIS is designed to provide higher energy ignition capability than a conventional ignition coil and spark plug design. This high efficiency ignition will enable advanced lean combustion strategies, resulting in significant improvement in fuel economy and reduced emissions, while the optimized design provides ease of installation in current and new engine architectures, facilitating rapid implementation into high-volume production.

Federal-Mogul maintains $1.6 billion of liquidity with over $1.1 billion of cash and an unused revolver of $0.5 billion. The company internally funded research and development, pension contributions, capital expenditures and an acquisition while generating strong cash flow from operations.

"Our performance throughout 2010 is indicative of the effectiveness of Federal-Mogul's sustainable global profitable growth strategy. The global vehicle market is forecasted to grow from about 75 million units in 2010 to 104 million units by 2015," said Alapont. "During this period, in response to customer and regulatory demands, the global vehicle manufacturers are expected to increase spending on technology to improve fuel economy, reduce emissions and improve vehicle safety. The rising industry volumes, major growth in emerging markets and Federal-Mogul's leading technology and innovation in core products to address customer and market needs provide very favorable opportunities for Federal-Mogul."

"We remain optimistic that the global markets will keep strengthening in 2011 and beyond, and we are well-positioned to introduce innovative OE technologies and further develop leading aftermarket brands to capitalize on global profitable growth opportunities to exceed the market rates," Alapont concluded.

(1)  Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11-related reorganization expenses, gains or losses on the sales of businesses, curtailment gains or losses on post-employment benefits and the expense relating to U.S.-based funded pension plans.

(2)  Cash flow is equal to net cash provided by operating activities less net cash used by investing activities, as set forth on the attached statement of cash flows, excluding cash received from the 524g trust and impacts of the Chapter 11 plan of reorganization.

About Federal-Mogul

Federal-Mogul Corporationis a leading global supplier of powertrain and safety technologies, serving the world's foremost original equipment manufacturers of automotive, light, medium and heavy-duty commercial, off-road, agricultural, marine, rail and industrial vehicles, as well as the worldwide aftermarket. The company's leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899.  The company is headquartered in Southfield, Michigan, and employs 43,000 people in 34 countries.  Visit the company's website at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K.  Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

Fourth Quarter Conference Call Details

Representatives of Federal-Mogul Corporation will hold a fourth quarter and full-year 2010 financial results conference call and audio webcast on Wednesday, February 23 at 9:00 a.m., EST.  To participate in the call:

Domestic calls:	888-680-0892
International calls:	617-213-4858
Passcode I.D.:	75926536

The live audio webcast will be accessible in the Investor Relations section of the corporate website at www.federalmogul.com on February 23, 2011 at 9:00 a.m., EST. An audio replay of the call will be available two hours following the call and will be accessible until March 23, 2011 at:

Domestic calls:	888-286-8010
International calls:	617-801-6888
Passcode I.D.:	87695273

CONTACTS:	Jim Burke (248) 354-4530 for media questions
David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION Consolidated Statements of Operations

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
	(Millions of Dollars, Except Per Share Amounts)

Net sales	$1,588	$1,408	$6,219	$5,330
Cost of products sold	(1,348)	(1,183)	(5,212)	(4,538)

Gross margin	240	225	1,007	792

Selling, general and administrative expenses	(168)	(164)	(684)	(690)
Other postemployment benefits curtailment gains	2	-	29	-
Interest expense, net	(32)	(32)	(129)	(132)
Amortization expense	(12)	(12)	(49)	(49)
Equity earnings of non-consolidated affiliates	8	7	32	16
Restructuring, net	(2)	7	(8)	(32)
Adjustment of assets to fair value	5	(16)	(2)	(17)
Other (expense) income, net	(1)	3	(17)	40

Income (loss) before income taxes	40	18	179	(72)
Income tax benefit (expense)	6	28	(12)	39

Net income (loss)	46	46	167	(33)
Less net income attributable to
noncontrolling interests	(1)	(3)	(6)	(12)

Net income (loss) attributable to Federal-Mogul	$45	$43	$161	$(45)

Income (loss) per common share:

Basic	$0.46	$0.43	$1.63	$(0.46)

Diluted	$0.45	$0.43	$1.62	$(0.46)

Basic shares outstanding (in millions)	98.9	98.9	98.9	98.9
Diluted shares outstanding (in millions)	99.5	99.4	99.4	99.3

FEDERAL-MOGUL CORPORATION Consolidated Balance Sheets

	December 31	December 31
	2010	2009
ASSETS	(Millions of Dollars)
Current assets:
Cash and equivalents	$1,105	$1,034
Accounts receivable, net	1,075	950
Inventories, net	847	823
Prepaid expenses and other current assets	244	221

Total current assets	3,271	3,028

Property, plant and equipment, net	1,802	1,834
Goodwill and other indefinite-lived intangible assets	1,431	1,427
Definite-lived intangible assets, net	484	515
Investments in non-consolidated affiliates	210	238
Other noncurrent assets	98	85

	$7,296	$7,127
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$73	$97
Accounts payable	660	537
Accrued liabilities	428	410
Current portion of postemployment benefit liability	47	61
Other current liabilities	143	175

Total current liabilities	1,351	1,280

Long-term debt	2,752	2,760
Postemployment benefits	1,172	1,298
Long-term portion of deferred income taxes	470	498
Other accrued liabilities	186	192

Shareholders’ equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares;
none issued)	-	-
Common stock ($.01 par value; 450,100,000 authorized shares;
100,500,000 issued shares; 98,904,500 outstanding shares
as of both December 31, 2010 and 2009)	1	1
Additional paid-in capital, including warrants	2,150	2,123
Accumulated deficit	(352)	(513)
Accumulated other comprehensive loss	(505)	(571)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	1,277	1,023
Noncontrolling interests	88	76
Total shareholders’ equity	1,365	1,099

	$7,296	$7,127

FEDERAL-MOGUL CORPORATION Consolidated Statements of Cash Flows

	Twelve Months Ended
	December 31
	2010	2009
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income (loss)	$167	$(33)
Adjustments to reconcile net income (loss) to net cash provided from
(used by) operating activities:
Depreciation and amortization	333	327
Change in postemployment benefits, including pensions	(55)	58
Change in deferred taxes	(57)	(34)
Equity earnings of non-consolidated affiliates	(32)	(16)
Cash dividends received from non-consolidated affiliates	43	7
Loss on Venezuelan currency devaluation	25	-
Restructuring expense, net	8	32
Payments against restructuring liabilities	(36)	(94)
Payments to settle non-debt liabilities subject to compromise, net	(16)	(51)
Adjustment of assets to fair value	2	17
Payments from U.S. Asbestos Trust	-	40
Gain on sale of debt investment	-	(8)
Changes in operating assets and liabilities:
Accounts receivable	(149)	14
Inventories	(27)	93
Accounts payable	122	(31)
Other assets and liabilities	76	7
Net Cash Provided From Operating Activities	404	328

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(251)	(176)
Payments to acquire business	(39)	-
Sale of investment in non-consolidated affiliates	4	-
Net proceeds from the sale of property, plant and equipment	3	2
Net settlement from sale of debt investment	-	8
Net Cash Used By Investing Activities	(283)	(166)

Cash Provided From (Used By) Financing Activities
Principal payments on Debt Facilities	(30)	(30)
Net (remittances) proceeds on servicing of factoring arrangements	(10)	4
Decrease in other long-term debt	(3)	-
Decrease in short-term debt	(1)	(8)
Debt amendment / issuance fees	-	(1)
Net Cash Used By Financing Activities	(44)	(35)

Effect of Venezuelan currency devaluation on cash	(20)	-
Effect of foreign currency exchange rate fluctuations on cash	14	19
Effect of foreign currency fluctuations on cash	(6)	19

Increase in cash and equivalents	71	146

Cash and equivalents at beginning of year	1,034	888

Cash and equivalents at end of year	$1,105	$1,034

FEDERAL-MOGUL CORPORATION Reconciliation of Non-GAAP Financial Measures (Unaudited) (Millions of Dollars)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Net income (loss)	$46	$46	$167	$(33)
Depreciation and amortization	89	86	333	327
Interest expense, net	32	32	129	132
Expense associated with U.S.-based funded pension plans	13	17	52	66
Income tax (benefit) expense	(6)	(28)	12	(39)
Restructuring, net	2	(7)	8	32
Other postemployment benefits curtailment gains	(2)	-	(29)	-
Adjustment of assets to fair value	(5)	16	2	17
Other	1	-	(3)	1
Operational EBITDA	$170	$162	$671	$503

Net cash provided from operating activities:	$149	$280	$404	$328

Adjustments:
Cash received from 524(g) Trust	-	-	-	(40)
Net payments for implementation of the Plan, including settlement of non-debt liabilities subject to compromise	-	-	16	51

Cash provided from operations, excluding the impacts of the Plan	$149	$280	$420	$339
Cash used by investing activities	(80)	(29)	(283)	(166)
Cash Flow	$69	$251	$137	$173

Adjustments:
Daros Group acquisition	-	-	39	-
Contributions to U.S.-funded pension plans	3	-	55	-
Cash Flow Before Pension and Acquisition	$72	$251	$231	$173

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11-related organization expenses, gains or losses on the sales of businesses, curtailment gains or losses on post-employment benefits and the expense relating to U.S.-based funded pension plans.

Management believes that Cash Flow Before Pension and Acquisition provides a useful measure of cash flow from operations by excluding the items as defined.

* Please note accent over 'e' in Jose Maria Alapont

CONTACT:  Media, Jim Burke, +1-248-354-4530, or Investors, David Pouliot, +1-248-354-7967